Exhibit 10.76
SECOND AMENDMENT
TO
EMPLOYMENT AGREEMENT
This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT, is made effective as of January 1, 2008, among MEDICAL PROPERTIES TRUST, INC., a Maryland corporation (the “REIT”), MPT OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”, and together with the REIT, the “Company”), and Richard S. Hamner (the “Executive”).
WHEREAS, the Executive and the Company entered into an Employment Agreement dated as of September 10, 2003, as amended by the First Amendment to Employment Agreement dated as of September 29, 2006 (the “Employment Agreement”); and
WHEREAS, the parties desire to amend the Employment Agreement as provided herein; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company approved the form and substance of this Amendment at a meeting duly held on November 15, 2007.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1. The following Section 8(e) shall be inserted immediately following Section 8(d) of the Employment Agreement:
(e) SECTION 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Executive becomes entitled to under this Agreement would be considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service, or (ii) the Executive’s death. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.
2. Section 6(a) of the Employment Agreement is hereby deleted in its entirety and the following shall be inserted in lieu thereof:

(a) VACATION. The Executive shall be entitled to four (4) weeks of vacation per full calendar year. Any unused vacation time will accrue through the first quarter of the following year.
3. Except to the extent hereby amended, the Employment Agreement is hereby confirmed and ratified and shall continue in full force and effect.
4. The effective date of this Amendment is January 1, 2008.
5. This Amendment may be signed in two or more counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same document.
[Signatures to appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Second Amendment to Employment Agreement as of the date first above written.

REIT: MEDICAL PROPERTIES TRUST, INC.
By:	/s/ Edward K. Aldag, Jr.
	Name:	Edward K. Aldag, Jr.
	Title:	Chairman, President & CEO

OPERATING PARTNERSHIP: MPT OPERATING PARTNERSHIP, L.P. By: Medical Properties Trust, LLC Its: General Partner By: Medical Properties Trust, Inc. Its: Sole Member
By:	/s/ Edward K. Aldag, Jr.
	Name:	Edward K. Aldag, Jr.
	Title:	Chairman, President & CEO

EXECUTIVE:
/s/ Richard S. Hamner
Richard S. Hamner